Exhibit 10.16

UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

IN RE WOODBRIDGE	C.D. Cal. Case No. 2:18-CV-00103-DMG (MRWx)
INVESTMENTS LITIGATION

MICHAEL I. GOLDBERG, as Trustee for the WOODBRIDGE LIQUIDATION TRUST,	Bankr. D. Del. Adv. Proc. No. 20-50452 (JKS)

Plaintiff,

v.

COMERICA BANK,

Defendant.

SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into by and among Plaintiffs Mark Baker, Jay Beynon as Trustee for the Jay Beynon Family Trust DTD 10/23/1998, Alan and Marlene Gordon, Joseph C. Hull, Lloyd and Nancy Landman, and Lilly A. Shirley (collectively, “Plaintiffs”), on behalf of themselves and the proposed Settlement Class;1 Michael I. Goldberg, as Trustee for the Woodbridge Liquidation Trust (the “Trustee”); and Comerica Bank (“Defendant” or “Comerica”).

1 All capitalized terms used but not otherwise defined herein shall be ascribed the meanings set forth in Section I of this Settlement Agreement.

Subject to the terms and conditions set forth herein, and to the Court’s approval, as set forth herein, pursuant to Rule 23 of the Federal Rules of Civil Procedure, the Settlements embodied in this Settlement Agreement are intended by the Parties to: (a) be a full and final disposition of the Class Action and the Delaware Adversary with respect to Defendant and (b) fully, finally, and forever resolve, discharge, dismiss, and settle the Released Claims against the Released Parties as set forth herein.  Plaintiffs, the Trustee and Defendant are each a “Party” to this Settlement Agreement and are referred to collectively herein as the “Parties.”

The Parties agree that, by entering into this Settlement Agreement, Defendant is not admitting any liability, fault or violation of law. Rather, the Parties agree and acknowledge that Defendant vigorously denies all allegations and claims asserted against it but, like Plaintiffs and the Trustee, is entering into this Settlement Agreement to avoid the risk, burden and expense of continued litigation.

I.          DEFINITIONS

As used in this Settlement Agreement and its exhibits, the following capitalized terms shall have the meanings set forth below. In the event of any inconsistency between any definition set forth below and any definition in any other document related to the Settlements, the definition set forth below shall control.

(a)          “CAFA Notice” means the notice required pursuant to the Class Action Fairness Act, 28 U.S.C. § 1715 et seq.

(b)          “Cash Payment” means a cash payment to a Settlement Class Member from the Net Class Consideration on account of the Class Action Settlement.

(c)       “Class Action” means the civil action captioned In re Woodbridge Investments Litigation, Case No. 2:18-CV-00103-DMG (MRWx) (C.D. Cal.), and all cases consolidated into that action.

(d)          “Class Action Settlement” means the resolution of the Class Action in accordance with the terms and provisions of this Settlement Agreement.

(e)         “Class Action Settlement Payment” means the cash sum of $54,200,000.00 that Defendant, partly through the Insurers, will pay to settle the Class Action in accordance with the terms of this Settlement Agreement.

(f)          “Contributing Claimants” means the holders of Net Claims in Class 3 (Standard Note Claims, as defined in the Plan2) and Class 5 (Unit Claims, as defined in the Plan3) of the Plan who are Contributing Claimants, as such term is used and defined in the Plan.  For purposes of distribution hereunder, consistent with the Plan, the Woodbridge Liquidation Trust holds, and is entitled to distributions on account of, 100% of the Net Claims held by Contributing Claimants.

(g)          “Court” means the United States District Court for the Central District of California.

(h)        “Debtors” means Woodbridge Group of Companies, LLC and its affiliated debtors in the jointly administered bankruptcy cases styled In re Woodbridge Group of Companies, LLC, et al., Case No. 17-12560 in the United States Bankruptcy Court for the District of Delaware.

(i)         “Defendant Released Parties” means Comerica Bank, its parents, subsidiaries, and affiliates and each of their respective current and former officers, directors, managers, employees, affiliates, consultants, representatives, attorneys, accountants, successors, assigns, and insurers (but solely in their capacity as Comerica’s insurers); but, with respect to each of the foregoing, excluding those persons (including attorneys and law firms) that are named defendants in separately-filed litigation (other than the Delaware Adversary) as of the date of this Settlement Agreement being pursued by the Woodbridge Liquidation Trust.

2 Consisting generally of claims of persons holding investments, interests, or other rights with respect to the Debtors that were styled, marketed, or sold as notes, mortgages, or loans, which claims arise from such notes, mortgages, or loans.
3 Consisting generally of claims of persons holding investments, interests, or other rights with respect to the Debtors that were styled, marketed, or sold as units, which claims arise from such units.

(j)          “Delaware Adversary” means that certain adversary proceeding styled Michael I. Goldberg as Trustee for the Woodbridge Liquidation Trust v. Comerica Bank pending in the United States Bankruptcy Court for the District of Delaware, Adv. Proc. No. 20-50452 (JKS).

(k)          “Final Approval” means the first date on which the Final Approval Order and Judgment of Dismissal is final and no longer subject to appeal, and specifically:

(1)          if no appeal is taken therefrom, the first date on which the time to appeal therefrom (including any potential extension of time) has expired; or

(2)          if any appeal is taken therefrom, the first date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of, such that the time to appeal therefrom (including any potential extension of time) has expired, in a manner resulting in an affirmance of the Final Approval Order and Judgment of Dismissal.

(l)          “Final Approval Hearing” means the hearing held by the Court to determine whether to enter the Final Approval Order and Judgment of Dismissal.

(m)      “Final Approval Order and Judgment of Dismissal” means an order granting final approval of this Settlement Agreement and entering judgment of dismissal, substantially in the form of Exhibit C hereto.

(n)          “Fraudulent Transfer Settlement” means the resolution of the Delaware Adversary in accordance with the terms and provisions of this Settlement Agreement.

(o)          “Fraudulent Transfer Settlement Payment” means the cash sum of $300,000.00 that Defendant will pay to settle the Delaware Adversary in accordance with the terms of this Settlement Agreement.

(p)          “Insurers” means Defendant’s insurance carriers.

(q)          “Net Claims” refers to claims that are Allowed Claims (as defined in the Plan) against the Debtors, substantially as set forth on the Schedule of Principal Amounts and Prepetition Distributions, attached as Schedule 3 to the Disclosure Statement for the First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors, Case No. 17-12560 (Bankr. D. Del. Aug. 22, 2018), ECF No. 2398, as such claims may have been or may be amended by either agreement or order of the United States Bankruptcy Court for the District of Delaware.

(r)          “Net Class Consideration” means the Class Action Settlement Payment less Court-awarded attorneys’ fees and costs.

(s)          “Non-Contributing Claimants” means the holders of Net Claims in Class 3 (Standard Note Claims, as defined in the Plan) and Class 5 (Unit Claims, as defined in the Plan) of the Plan who are not Contributing Claimants, as such term is used and defined in the Plan.  For purposes of distribution to Non-Contributing Claimants, the holders of such Net Claims shall be deemed to be the holders of such Net Claims as of the Plan Effective Date.

(t)          “Non-Trust Class Payment Amount” means the portion of the Net Class Consideration allocable to Settlement Class Members who are Non-Contributing Claimants, which portion shall be calculated pro rata based on the Net Claims of all Settlement Class Members (with the Woodbridge Liquidation Trust deemed to hold 100% of the Net Claims of Contributing Claimants, consistent with the Plan), which amount Plaintiffs and the Trustee agree constitutes approximately 39.1% of the Net Class Consideration, less any amounts advanced, paid or reserved at any time on account of (i) Service Awards and (ii) Notice and Administration Expenses.

(u)          “Notice” means the “Notice of Class Action Settlement” to be provided to each member of the Settlement Class.  Subject to approval of the Court, the Notice shall be substantially in the form attached as Exhibit A hereto. The Trustee shall cause the Notice to be sent via first class U.S. mail to each member of the Settlement Class in accordance with the notice procedures described in Section VI.

(v)         “Notice and Administration Expenses” means all costs, fees, and expenses (including legal fees) incurred by the Trustee in connection with notice and administration of the Class Action Settlement, including the tasks set forth in Section VI.A hereof.

(w)        “Objection Deadline” shall be the last date set by the Court for members of the Settlement Class to return notice of their objection to the Class Action Settlement, which date shall be at least 45 days after Preliminary Approval and at least 21 days before the Final Approval Hearing.

(x)         “Opt-Out Deadline” shall be the last date set by the Court for members of the Settlement Class to return notice of their desire to opt-out of the Class Action Settlement, which date shall be at least 45 days after Preliminary Approval and at least 21 days before the Final Approval Hearing.

(y)        “Plaintiffs’ Class Counsel” means Settlement Class Counsel and the law firms of Berger Montague, P.C.; Cohen Milstein Sellers & Toll PLLC; Kozyak Tropin & Throckmorton LLP; Levine Kellogg Lehman Schneider & Grossman LLP; Sonn Law Group, P.A.; and Wolf Haldenstein Adler Freeman & Herz LLP.

(z)          “Plan Effective Date” means February 15, 2019, the effective date of the Plan.

(aa)        “Plan” means the First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors, confirmed by the United States Bankruptcy Court for the District of Delaware on October 26, 2018, in the jointly-administered bankruptcy cases styled In re Woodbridge Group of Companies, LLC, et al., Case No. 17-12560 (Bankr. D. Del.), ECF No. 2903.

(bb)        “Preliminary Approval” means the date on which the Court enters the Preliminary Approval Order.

(cc)       “Preliminary Approval Order” means the order by the Court granting preliminary approval of this Settlement Agreement, substantially in the form attached hereto as Exhibit B.

(dd)      “Released Claims” means any and all claims, causes of action, suits, obligations, debts, demands, agreements, promises, liabilities, damages, losses, controversies, costs, expenses, refunds, reimbursements, restitution, and attorneys’ fees, of any nature whatsoever, whether arising under federal law, state law, local law, common law or equity, including but not limited to state or federal antitrust laws, any state’s consumer protection laws, unfair competition laws, or other similar state laws, unjust enrichment, contract, rule, regulation, any regulatory promulgation (including, but not limited to, any opinion or declaratory ruling), or any other law, including Unknown Claims, whether suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, punitive or compensatory, (i) that were advanced in the Class Action, (ii) that are related to the facts, transactions, events, occurrences, acts, or omissions alleged in the Class Action and could have been advanced in the Class Action, (iii) that were advanced in the Delaware Adversary, or (iv) that are related to the facts, transactions, events, occurrences, acts, or omissions alleged in the Delaware Adversary and could have been advanced in the Delaware Adversary, as of the date of the Final Approval Order and Judgment of Dismissal (excluding, for avoidance of doubt, any claims to enforce the Settlement Agreement or the Final Approval Order and Judgment of Dismissal).  For the sake of clarity, other than as to the Trustee, the “Released Claims” do not extend to any claims or obligations that might exist as between a Settlement Class Member that is or was also a Comerica customer, on the one side, and Comerica, on the other side, but solely in relation to that customer’s own banking, lending or credit relationship with Comerica.

(ee)       “Released Parties” means the Defendant Released Parties, the Settlement Class Representatives, Plaintiffs’ Class Counsel, the Trustee, the Woodbridge Liquidation Trust, and attorneys for the Woodbridge Liquidation Trust.

(ff)         “Releasing Parties” mean Comerica, the Settlement Class Representatives, Settlement Class Members, Plaintiffs’ Class Counsel, and the Trustee, and the Woodbridge Liquidation Trust.

(gg)        “Service Award” shall have the meaning ascribed to it in Section IV.

(hh)        “Settlement Agreement” means this Settlement Agreement and its exhibits, as it may be amended in accordance with Section XI hereof.

(ii)        “Settlement Class” means collectively, (i) the Non-Contributing Claimants and (ii) the Woodbridge Liquidation Trust, as assignee of the claims of the Contributing Claimants.

(jj)         “Settlement Class Counsel” means the law firm of Girard Sharp LLP.

(kk)        “Settlement Class List” means the list of persons, in the possession and custody of the Trustee, who may qualify as members of the Settlement Class.

(ll)         “Settlement Class Members” means those persons who are members of the Settlement Class and who do not timely and validly request exclusion therefrom by opting out of the proposed Settlement.

(mm)     “Settlement Class Representatives” means Plaintiffs Mark Baker, Jay Beynon as Trustee for the Jay Beynon Family Trust DTD 10/23/1998, Alan and Marlene Gordon, Joseph C. Hull, Lloyd and Nancy Landman, and Lilly A. Shirley.

(nn)        “Settlement Effective Date,” or the date upon which the Settlements take effect, means the first business day following Final Approval.

(oo)      “Settlement Term Sheet” means the agreement of June 22, 2021 that the Parties entered into and which sets forth the material deal points associated with the Settlements.

(pp)        “Settlements” means the Class Action Settlement and the Fraudulent Transfer Settlement.

(qq)       “Total Settlement Payment” means the cash sum of $54,500,000.00, comprising the Class Action Settlement Payment and the Fraudulent Transfer Settlement Payment.

(rr)        “Trust Class Payment Amount” means the portion of the Net Class Consideration allocable to the Settlement Class Member that is the Woodbridge Liquidation Trust (as assignee of the Contributing Claimants), which portion shall be calculated pro rata based on the Net Claims of all Settlement Class Members (with the Woodbridge Liquidation Trust deemed to hold 100% of the Net Claims of Contributing Claimants, consistent with the Plan), which amount Plaintiffs and the Trustee agree constitutes approximately 60.9% of the Net Class Consideration.

(ss)        “Trustee” means Michael I. Goldberg, Trustee for the Woodbridge Liquidation Trust.  References to the Trustee in this Settlement Agreement include the Woodbridge Liquidation Trust.  Similarly, references to the Woodbridge Liquidation Trust in this Settlement Agreement include the Trustee.

(tt)       “Woodbridge Liquidation Trust” means the Delaware statutory trust formed pursuant to the Plan and that certain “Liquidation Trust Agreement of Woodbridge Liquidation Trust” dated February 15, 2019, as amended, which owns all claims of assigning creditors and estate causes of action.

(uu)       “Unknown Claims” means any and all Released Claims that Plaintiffs and/or any other Settlement Class Member does not know or suspect to exist in her, his, or its favor at the time of the release of the Released Parties, which if known by him, her, or it might have affected her, his, or its decision(s) with respect to the Class Action Settlement, including the decision to seek exclusion from or object to the Class Action Settlement.

II.          CERTIFICATION OF THE SETTLEMENT CLASS

(a)         Plaintiffs shall seek, and the Defendant shall not oppose, the certification, for settlement purposes only, of the Settlement Class under Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure. If the Settlement Agreement is not finally approved by the Court for any reason whatsoever, the certification of the Settlement Class will be void, and no doctrine of waiver, estoppel or preclusion will be asserted in any litigated certification proceedings in this Class Action. No agreements made by or entered into by Defendant in connection with the Settlement Agreement may be used by Plaintiffs, any person in the Settlement Class or any other person to establish any of the elements of liability or class certification in any litigated certification or other contested proceedings, whether in the Class Action or any other judicial proceeding.

(b)          For settlement purposes only, Plaintiffs shall also seek, and Defendant shall not oppose, the appointment of Settlement Class Counsel and the appointment of Plaintiffs to serve as Settlement Class Representatives, to represent the Settlement Class.

III.          SETTLEMENT CONSIDERATION

(a)          In consideration of the releases, covenants, and other agreements set forth in this Settlement Agreement, Defendant and the Insurers as directed by Defendant shall pay the Total Settlement Payment, comprising the $54,200,000 Class Action Settlement Payment and the $300,000 Fraudulent Transfer Settlement Payment, as set forth herein.

(b)          Other than the Total Settlement Payment, Defendant and the Insurers shall owe no additional monies of any kind under this Settlement Agreement, including any monies for attorneys’ fees, administration costs, expenses, class member benefits, or costs of any kind associated with the Settlements.

IV.          ATTORNEYS’ FEES, COSTS, AND SERVICE AWARDS

(a)          Settlement Class Counsel will move on behalf of Plaintiffs’ Class Counsel for an award of attorneys’ fees not to exceed 25% of the Class Action Settlement Payment, plus reimbursement of expenses and costs incurred by Plaintiffs’ Class Counsel.  Any payment of such fees and costs shall be subject to Plaintiffs’ Class Counsel’s joint and several obligation to make refunds or repayments to the Trustee (for the benefit of the Settlement Class Members) of any paid amounts if, as a result of any appeal or further proceedings on remand or successful collateral attack, the fee or cost is reduced, vacated, or reversed by a final, non-appealable court order.

(b)         Settlement Class Counsel will move on behalf of the Settlement Class Representatives for approval of service awards (as set forth in this sub-paragraph, the “Service Awards”) to the Settlement Class Representatives not to exceed $15,000 to each Settlement Class Representative, except that Service Awards to Settlement Class Representatives who are married and were both required to appear for depositions shall not exceed a combined $20,000 for each such married couple.  The Parties recognize and agree that the Service Awards to Settlement Class Representatives are solely to compensate the Settlement Class Representatives for work done on behalf of the Non-Contributing Claimant members of the Settlement Class.

(c)        With the sole exception of Defendant causing the payment of the Total Settlement Payment, Defendant shall have no responsibility for, shall take no position with respect to (including not objecting to, or otherwise challenging), and shall have no liability whatsoever with respect to, any payment whatsoever to Settlement Class Counsel or the payment of the Service Awards in the Class Action that may occur at any time. The sole source of any payment of attorneys’ fees and the Service Awards shall be the Total Settlement Payment.

(d)        Defendant shall have no responsibility for, and no liability whatsoever with respect to, any allocation of attorneys’ fees or litigation expenses awarded in the Class Action.

(e)         This Settlement Agreement is not dependent or conditioned upon the Court’s approving Plaintiffs’ or Settlement Class Counsel’s requests for attorneys’ fees and cost reimbursement or the Service Awards or awarding the particular amounts sought. In the event the Court declines Plaintiffs’ or Settlement Class Counsel’s requests or awards less than the amounts sought, this Settlement Agreement shall continue to be effective and enforceable by the Parties. No appeal or proceeding seeking subsequent judicial review pertaining solely to the Court’s award of attorneys’ fees and cost reimbursement or of Service Awards shall in any way delay or affect the time set forth above for Final Approval, or otherwise preclude the occurrence of Final Approval.

V.          PRELIMINARY APPROVAL

(a)          Promptly after execution of this Settlement Agreement, Plaintiffs shall move the Court for entry of a proposed Preliminary Approval Order substantially in the form of Exhibit B hereto. Pursuant to the motion for preliminary approval, Plaintiffs shall request that:

1.          the Court preliminarily certify the Settlement Class for settlement purposes only, appoint Plaintiffs as the Settlement Class Representatives for settlement purposes only, and appoint Settlement Class Counsel as counsel for the Settlement Class for settlement purposes only;

2.            the Court preliminarily approve the Settlement Agreement as fair, adequate and reasonable, and within the reasonable range of possible final approval;

3.         the Court approve the form and content of the Notice and find that the notice program set forth herein constitutes the best notice practicable under the circumstances, and satisfies due process and Rule 23 of the Federal Rules of Civil Procedure;

4.           the Court set the date and time for the Final Approval Hearing, which may be continued by the Court from time to time without the necessity of further notice; and

5.            the Court set the Objection Deadline and the Opt-Out Deadline.

VI.          NOTIFICATION AND ADMINISTRATION PROCESS

(a)       The Trustee shall be responsible (including, at the Trustee’s option, through the Woodbridge Liquidation Trust’s mailing agent) for mailing of the Notice and administration of the Class Action Settlement. The Trustee’s responsibilities shall include (i) determining the Non-Contributing Claimant members of the Settlement Class; (ii) providing the identities and last known addresses of the Non-Contributing Claimant members of the Settlement Class (provided, that the Parties understand that in certain instances in which a Non-Contributing Claimant invested in the Debtors through an Individual Retirement Account, the last known address for a particular Non-Contributing Claimant on file with the Trust is the address of the custodian of such Individual Retirement Account), including using reasonable efforts to sort such members by state, to Comerica within three (3) business days of the date Plaintiffs move the Court for entry of a Preliminary Approval Order; (iii) providing a breakdown of the estimated percentage of distributions (when compared to the entire settlement) to the Non-Contributing Claimants residing in each state in the aggregate  to Comerica within three (3) business days of the date Plaintiffs move the Court for entry of a Preliminary Approval Order; (iv) mailing the Notice to the Non-Contributing Claimant members of the Settlement Class at the addresses referenced in clause (ii) hereof (or a subsequently-updated address, if applicable); (v) distributing Cash Payments to the Non-Contributing Claimant Settlement Class Members at the addresses referenced in clause (ii) hereof (or a subsequently-updated address, if applicable); (vi) distributing Court-approved attorneys’ fees and costs to Settlement Class Counsel (on behalf of Plaintiffs’ Class Counsel); (vii) distributing the Service Awards; (viii) maintaining records of all its activities relating to the foregoing; and (ix) other tasks reasonably required to effectuate the foregoing.

(b)       The Trustee shall be permitted to retain funds in an amount equal to the Notice and Administration Expenses, as well as any other costs or expenses related to administration of the Class Action Settlement.  Notwithstanding the foregoing, prior to the Settlement Effective Date, without further Order of the Court, Defendant is authorized to transfer up to $5,000 from the Class Action Settlement Payment to the Trustee as an advance for payment of Notice and Administration Expenses.

(c)         In conformance with the time limitations set forth in 28 U.S.C. § 1715(b), Comerica, within 10 days after the filing of the motion for preliminary approval, will cause the CAFA Notice to be prepared and sent to the appropriate officials.  The Trustee will provide assistance to Defendant as reasonably requested by Defendant in order to allow Defendant to timely comply with its obligations under 28 U.S.C. § 1715(b).

(d)         Within 20 days after Preliminary Approval, the Trustee shall cause the Notice to be mailed to all Non-Contributing Claimant members of the Settlement Class at the mailing address on file for such members of the Settlement Class with the Woodbridge Liquidation Trust.

(e)         Substantially contemporaneously with the mailing of the Notice, the Trustee shall cause a PDF version of the Notice to be posted on the website of the Woodbridge Liquidation Trust.  The Trustee shall also cause the Settlement Agreement, Motion for Preliminary Approval and supporting documents, as well as all other documents filed in support of Final Approval, to be posted on the website of the Woodbridge Liquidation Trust substantially contemporaneously with the filing of those documents with the Court.

(f)         Within 10 business days of the Settlement Effective Date, Defendant (including through its Insurers) shall pay the Total Settlement Payment (less any advance made pursuant to paragraph VI(b) above) to the Trustee.

(g)        The Trustee thereafter (i) shall cause the Non-Trust Class Payment Amount to be distributed to Settlement Class Members that are Non-Contributing Claimants, and (ii) shall cause the Trust Class Payment Amount to be retained by the Woodbridge Liquidation Trust.  The Non-Trust Class Payment Amount shall be distributed to Settlement Class Members who are Non-Contributing Claimants pro rata based on such Settlement Class Members’ Net Claims.  No later than ten calendar days after the Settlement Effective Date, the Trustee shall notify Settlement Class Counsel of the amount of the Cash Payment to be allocated to each Settlement Class Member.  No later than ten calendar days after Settlement Class Counsel’s approval of such amounts, the Trustee shall cause the Cash Payments to be paid to the Non-Contributing Claimant Settlement Class Members or retained by the Woodbridge Liquidation Trust.

(h)        The Trustee shall also cause the Service Awards to be paid to the Settlement Class Representatives pursuant to mailing instructions to be provided to the Trustee by Settlement Class Counsel, and shall cause the amount of Court-approved attorneys’ fees and costs to be paid to Settlement Class Counsel (on behalf of Plaintiffs’ Class Counsel) pursuant to wire or mailing instructions to be provided to the Trustee by Settlement Class Counsel.  Each of the foregoing payments shall be made by the Trustee by the later of (i) ten calendar days after the Settlement Effective Date and (ii) five calendar days following receipt of payment instructions for such payment.

(i)          On the Settlement Effective Date, the Trustee on behalf of the Woodbridge Liquidation Trust shall cause the entirety of the Fraudulent Transfer Settlement Payment to be retained by the Woodbridge Liquidation Trust.

(j)         Neither Defendant nor its counsel may challenge the payment of the Cash Payments or of the Fraudulent Transfer Settlement Payment, nor may Defendant or its counsel have any role in allocating the payment of the Cash Payments or of the Fraudulent Transfer Settlement Payment.

(k)         No portion of the Total Settlement Payment shall revert to Defendant. Any amount of the Class Action Settlement Payment that, owing to returned mail or undeposited checks, remains under the control of the Trustee 270 calendar days after payment of the Cash Payments to Settlement Class Members shall become property of the Woodbridge Liquidation Trust. Plaintiffs represent to Defendant that the Class Action Settlement Payment will be devoted entirely to payment of the Notice and Administrative Expenses, Cash Payments and the payment of attorneys’ fees and expenses and Service Awards referenced in this Settlement Agreement.

(l)          No later than 21 days prior to the Final Approval Hearing, the Trustee (or its mailing agent) shall file with the Court an affidavit or a declaration stating that the Notice required by the Settlement Agreement has been given in accordance with the terms of the Preliminary Approval Order.

(m)        No later than 21 days prior to the Final Approval Hearing, Defendant shall file with the Court an affidavit or declaration stating that the CAFA Notice has been given in accordance with the statutory requirements.

VII.          OPT-OUTS AND OBJECTIONS

(a)         Any member of the Settlement Class who wishes to be excluded from the Settlement Class must advise the Parties in writing of that intent and the opt-out request must be postmarked no later than the Opt-Out Deadline. Any member of the Settlement Class who does not properly and timely submit an opt-out request will be bound by this Settlement Agreement and the Final Approval Order and Judgment of Dismissal, including the releases contained in this Settlement Agreement.

(b)         Any member of the Settlement Class who submits a valid and timely request for exclusion/opt-out will not be bound by the terms of this Settlement Agreement. In a written request for exclusion/opt-out, the member must include:

(1)          the member’s full name;

(2)          the member’s address, telephone number, and email address;

(3)          a statement indicating that they are a member of the Settlement Class and wish to be excluded/opt-out from the Class Action Settlement; and

(4)          the member’s signature.

(c)          In no event will the Trustee opt out from the Settlement Class, in any capacity or on behalf of any Contributing Claimant(s).

(d)        Any member of the Settlement Class who intends to object to this Settlement Agreement or to Settlement Class Counsel’s application for attorneys’ fees, reimbursement of costs, or Service Awards to Settlement Class Representatives must file with the Court a written objection signed by the member of the Settlement Class by the Objection Deadline.

(e)          For an objection to be considered by the Court, the objection must be filed with the Court and must include the following:

(1)          the Settlement Class Member’s full name, address, email address, and telephone number;

(2)          an explanation of the basis upon which the objector claims to be a Settlement Class Member;

(3)          whether the objection applies only to the objector, to a specific subset of the class, or to the entire class, and the reasons for his/her/its objection, accompanied by any legal or factual support for the objection;

(4)         the name of counsel for the objector (if any), including any former or current counsel who may seek or receive compensation for any reason related to the objection;

(5)          the case name and civil action number of any other objections the objector or his/her/its counsel have made in any other class action cases in the last 4 years; and

(6)         whether the objector intends to appear at the Final Approval Hearing on his/her/its own behalf or through counsel. Counsel for any objector must enter a Notice of Appearance no later than 14 days before the Final Approval Hearing.

(f)       Any Settlement Class Member who timely and properly objects may appear at the Final Approval Hearing, either in person or through an attorney hired at the Settlement Class Member’s own expense.

(g)         A member of the Settlement Class may not both opt-out of the Class Action Settlement and object to the Class Action Settlement. If a member of the Settlement Class submits both a request for exclusion/opt-out and an objection, the request for exclusion/opt-out will control. A member of the Settlement Class who opts-out of the Class Action Settlement may not object to the fairness of this Settlement Agreement.

(h)         Any Settlement Class Member who does not make an objection in the time and manner set forth herein shall be deemed to have waived any objections and be forever foreclosed from making any objection to the fairness or adequacy of the Class Action Settlement, including but not limited to the compensation of Settlement Class Members, the award of attorneys’ fees and reimbursement of costs, the Service Awards, or the Final Approval Order and Judgment of Dismissal.

VIII.          FINAL ORDER AND JUDGMENT OF DISMISSAL

(a)        After the Settlement Agreement is approved preliminarily by the Court, Plaintiffs shall move for Final Approval of this Settlement Agreement no later than 30 days prior to the Final Approval Hearing. Plaintiffs’ motion shall attach a proposed Final Approval Order and Judgment of Dismissal substantially in the form of Exhibit C hereto.

(b)          For the Settlement Effective Date to occur, the Court must enter a Final Approval  Order and Judgment of Dismissal:

a.            approving this Settlement Agreement without modification (except insofar as the Parties have agreed to such modification) as fair, reasonable and adequate to the Settlement Class and direct its consummation according to its terms;

b.          finding that the form and manner of notice implemented pursuant to this Settlement Agreement constitutes the best notice practicable under the circumstances; constitutes notice that is reasonably calculated, under the circumstances, to apprise the members of the Settlement Class of the pendency of Plaintiffs’ claims, the terms of the proposed Class Action Settlement, the right to object to or exclude themselves/opt-out from the proposed Class Action Settlement, and the right to appear at the Final Approval Hearing; constitutes due, adequate, and sufficient notice to all persons entitled to receive notice; and meets the requirements of due process and applicable rules of civil procedure;

c.            finding that all Settlement Class Members shall be bound by this Settlement Agreement, including the release provisions and covenant not to sue;

d.            directing that upon the Settlement Effective Date, judgment be entered dismissing the Class Action with prejudice;

e.           incorporating the release and covenant not to sue set forth in the Settlement Agreement, and forever barring any claims or liabilities related to any Released Claims; and

f.            retaining continuing and exclusive jurisdiction over matters relating to the interpretation, administration, implementation, and enforcement of this Settlement Agreement.

IX.          DISMISSAL OF THE DELAWARE ADVERSARY

Within three days of the later of (i) the Settlement Effective Date and (ii) payment by Defendant (including through its Insurers) of the Total Settlement Payment, the Trustee and Defendant shall jointly move the Bankruptcy Court in the Delaware Adversary for dismissal of the Delaware Adversary with prejudice.

X.          RELEASE OF CLAIMS AND COVENANT NOT TO SUE

(a)         As of the later of (i) the Settlement Effective Date and (ii) payment by Defendant (including through its Insurers) of the Total Settlement Payment, the Releasing Parties shall be deemed to have fully, finally and forever released and discharged the Released Parties from the Released Claims. For avoidance of doubt, the Releasing Parties release their right to bring a class action or individual action, as well as any actual, statutory and/or punitive damages claim and/or any other remedy, for the Released Claims against the Released Parties.

(b)        With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Settlement Effective Date, the Releasing Parties expressly have, and by operation of the Judgment of Dismissal shall have, to the fullest extent permitted by law, expressly waived and relinquished any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Releasing Parties understand and acknowledge the significance of these waivers of California Civil Code Section 1542 and/or of any other applicable law relating to limitations on releases. In connection with such waivers and relinquishment, the Releasing Parties acknowledge that they are aware that they may hereafter discover facts in addition to, or different from, those facts which they now know or believe to be true with respect to the subject matter of the Settlement Agreement, but that they release fully, finally, and forever all Released Claims, and in furtherance of such intention, the release will remain in effect notwithstanding the discovery or existence of any such additional or different facts. Plaintiffs and Defendant acknowledge, and other Settlement Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims was separately bargained for and was a material element of the Class Action Settlement.

(c)        Plaintiffs and each Settlement Class Member, including the Trustee, further covenant and agree that they will not sue or bring any action or cause of action, or seek restitution or other forms of monetary relief, including by way of third-party claim, crossclaim, or counterclaim, against any of the Released Parties with respect to any of the Released Claims, including with respect to any Released Claims previously assigned to the Trustee or assigned to the Trustee in the future; they will not initiate or participate in bringing or pursuing any class action or individual lawsuit against any of the Released Parties with respect of any of the Released Claims, including with respect to any Released Claims previously assigned to the Trustee or assigned to the Trustee in the future (if involuntarily included in any such class action or individual lawsuit, they will not participate therein); and they will not assist any third party in initiating or pursuing a class action lawsuit or individual lawsuit against any of the Released Parties with respect to any of the Released Claims, including with respect to any Released Claims previously assigned to the Trustee or assigned to the Trustee in the future.  The Trustee represents and warrants that the Liquidation Trust will not settle any pending actions or future actions with investors or with third parties who received commissions or “refer a friend” payments related to Debtors without such settlement including a release of all that party’s (ies’) claims and potential claims in favor of the Defendant Released Parties.

(d)         The releases set forth in this Section may be raised as a complete defense and bar to any action or demand brought in contravention of this Settlement Agreement.

(e)         It is expressly understood and acknowledged by the Parties that the release and covenant not to sue set forth in this Section together constitute essential and material terms of the Settlement Agreement to be included in the proposed Final Approval Order and Judgment of Dismissal.

XI.          POTENTIAL TERMINATION OF THE SETTLEMENT

(a)        Plaintiffs, the Trustee, and Defendant shall each individually have the right to terminate the Class Action Settlement and this Settlement Agreement by providing written notice of his, her, or its election to do so (“Termination Notice”), through counsel, to all other Parties hereto within 14 days of any of the following occurrences:

(1)          Subject to (e) of this Section, the Court declines to preliminarily or finally approve, or the Court (or any other court) requires material modifications of, the Settlement Agreement, and the Parties do not jointly agree to accept the Settlement Agreement as judicially modified or are unable to jointly agree to modify the Settlement Agreement for resubmission to the Court for approval; or

(2)          any other grounds for termination, if any, provided for elsewhere in this Settlement Agreement occur.

(b)        Defendant shall have the right to terminate the Class Action Settlement and this Settlement Agreement by providing written notice of its election to do so, through counsel, to all other Parties hereto within 14 calendar days if the amount of members of the Settlement Class that submit a request for exclusion/opt-out that is determined to be valid and timely exceeds an amount agreed upon between Settlement Class Counsel, the Trustee, and Defendant in a confidential side letter executed contemporaneously with this Settlement Agreement. The Parties further agree that the confidential side letter will be shared with the Court in camera, upon the Court’s request.

(c)         If either Plaintiffs, the Trustee, or Defendant terminate this Class Action Settlement, the Settlement Agreement shall be of no force and effect and the Parties’ rights and defenses shall be restored, without prejudice, to their respective positions as if this Settlement Agreement had never been executed, and any orders entered by the Court in connection with this Settlement Agreement shall be vacated.

(d)         The Class Action Settlement is contingent upon Court approval. Absent Court approval there is no settlement of the Class Action. If the Class Action Settlement is not consummated for any reason (including if the Court does not approve the Class Action Settlement or if Defendant terminates the Class Action Settlement in accordance with the foregoing provisions), (1) the Fraudulent Transfer Settlement shall also not be effective and (2) all rights of parties in the Class Action and in the Delaware Adversary are fully preserved, including any right of the Woodbridge Liquidation Trust to assert claims on behalf of assigning creditors or estate causes of action.

(e)         If the Class Action Settlement is terminated, the Class Action Settlement is not approved by the Court, the Settlement Effective Date does not occur, the Class Action Settlement otherwise fails for any reason, or the Court (or any other court) disapproves or sets aside this Settlement Agreement or any material part hereof for any reason, then the Parties will either jointly agree to accept the Settlement Agreement as judicially modified or engage in negotiations in an effort to jointly agree to modify the Settlement Agreement for resubmission to the Court for approval. The Parties may agree by stipulation executed by counsel to modifications of the Exhibits to this Settlement Agreement to effectuate the purpose of this Settlement Agreement and/or to conform to guidance from the Court with regard to the contents of such Exhibits without need for further amendment of this Settlement Agreement. Any such stipulation shall be filed with the Court.

XII. MISCELLANEOUS
(a)         This Settlement Agreement and the exhibits hereto constitute the entire agreement between the Parties to resolve the Class Action and the Delaware Adversary, save and except the side letter regarding the opt-out threshold, which is expressly acknowledged as a material term of this Settlement Agreement. Any previous memoranda between the Parties regarding settlement of the Class Action and the Delaware Adversary are superseded by this Settlement Agreement. No representations, warranties or inducements have been made by any of the Parties regarding settlement of the Class Action and the Delaware Adversary, other than those representations, warranties, and covenants contained in this Settlement Agreement and the side letter regarding the opt-out threshold.

(b)       The Settlements compromise claims that are contested and will not be deemed an admission by any Party as to the merits of any claim or defense. Neither this Settlement Agreement, any provision thereof, any document prepared in connection with the Settlements, nor any negotiations, statements and proceedings associated with the Settlements may be cited or used in any way in any proceeding as an admission by Defendant or any Released Party, including the Trustee or any Plaintiff, except that any and all provisions of the Settlement Agreement may be admitted into evidence and otherwise used in a proceeding to enforce any or all terms of the Settlement Agreement, or in defense of any claims released or barred by this Settlement Agreement.

(c)         Plaintiffs, Plaintiffs’ Counsel, the Trustee and its counsel, Defendant, and Defendant’s Counsel shall not cause any aspect of the Class Action or the Settlements to be reported to the media or news reporting service, nor will the Parties issue a press release related to pre-settlement negotiations, the proposed settlement, or final settlement approval by the Court, unless prior written consent is obtained from all Parties. If an inquiry is received from the press or other media member or entity, the individual or entity to whom the inquiry is made will decline comment, except that the person making the inquiry may be directed to publicly available documents in the Court’s docket. Notwithstanding the foregoing, (1) Defendant and its Insurers may disclose information about the Settlements internally to their respective employees, officers, and directors as well as to shareholders as needed; (2) the Trustee and the Woodbridge Liquidation Trust may disclose information about the Settlements to (A) members of the Supervisory Board of the Woodbridge Liquidation Trust, (B) counsel, auditors, appraisers, valuation counselors and other professionals and consultants of the Trustee or the Woodbridge Liquidation Trust,  or any subsidiary of the Woodbridge Liquidation Trust, and (C) employees, officers, directors, and managers of any subsidiary of the Woodbridge Liquidation Trust having a need to know; and (3) Defendant, the Trustee and the Woodbridge Liquidation Trust may make such disclosures regarding the terms of the Settlements, including copies of the Settlement Term Sheet and of this Settlement Agreement, as may be deemed necessary by them with respect to any required filings with auditors, regulators (including the U.S. Securities and Exchange Commission), or as otherwise required by state or federal law. For avoidance of doubt, nothing herein shall prohibit any party from making truthful, non-derogatory reference to the Class Action or the Settlements on a law firm website or in a professional biography.

(d)        Settlement Class Counsel and Plaintiffs agree to destroy all materials produced by Defendant in the Class Action within 60 days after the Settlement Effective Date pursuant to the Stipulated Protective Order entered in the Class Action on June 5, 2018 (ECF No. 50).

(e)          Defendant represents and warrants that the Class Action Settlement Payment will exhaust all available insurance for coverage of the Class Action.

(f)          This Settlement Agreement shall be governed by the laws of the State of California.

(g)         The Court shall retain continuing and exclusive jurisdiction over the Parties to this Settlement Agreement, including the Plaintiffs and all Settlement Class Members, for the express and limited purposes of the administration and enforcement of this Settlement Agreement. As part of its agreement to render services in connection with this Settlement Agreement, the Trustee also consents to the jurisdiction of the Court for this purpose.

(h)         This Settlement Agreement was drafted jointly by the Parties and, in construing and interpreting this Settlement Agreement, no provision of this Settlement Agreement shall be construed or interpreted against any Party based upon the contention that this Settlement Agreement or a portion of it was purportedly drafted or prepared by that Party.

(i)          The Parties shall cooperate in good faith in the administration of this Settlement Agreement and agree to use their best efforts to promptly execute all documents, seek and defend Court approval of this Settlement Agreement, and to do all other things reasonably necessary to complete and effectuate the Settlement described in this Settlement Agreement.

(j)         This Settlement Agreement may be signed in counterparts, and the separate signature pages executed on behalf of the Parties by their counsel may be combined to create a document binding on all Parties and together shall constitute one and the same instrument. Original signatures are not required. Any signature submitted by facsimile or as a .pdf file by email shall be deemed an original.

(k)         The time periods and dates described herein are subject to Court approval and may be modified upon order of the Court or written stipulation of the Parties. References to days in this Settlement Agreement refer to calendar days as opposed to business or court days.

(l)         Each person executing this Settlement Agreement on behalf of any of the Parties hereto represents that such person has the authority to so execute this Settlement Agreement.

(m)       This Settlement Agreement may not be amended, modified, altered, or otherwise changed in any manner, except by a writing signed by a duly authorized agent of Defendant, Plaintiffs, and the Trustee and approved by the Court.

(n)         Each Party acknowledges, agrees, and specifically warrants that he, she, or it has received independent legal advice with respect to the advisability of entering into this Settlement Agreement and the Releases, the legal effects of this Settlement Agreement and the Released Claims, and fully understands the effect of this Settlement Agreement and the Released Claims.

(o)         The Parties, and each of them, acknowledge, warrant, represent, and agree that in executing and delivering this Settlement Agreement, through their counsel, they do so freely, knowingly, and voluntarily, that they had an opportunity to and did discuss its terms and their implications with legal counsel, that they are fully aware of the contents and effect of the Settlements, and that such execution and delivery is not the result of any fraud, duress, mistake, or undue influence whatsoever.

(p)         This Settlement Agreement shall be binding upon, and inure to the benefit of, the heirs, successors, and assigns of the Parties.

(q)         Unless otherwise stated herein, any notice to Settlement Class Counsel or Defendant required or provided for under this Settlement Agreement shall be in writing and sent by electronic mail, fax, hand delivery, or overnight mail postage prepaid to:

If to Settlement Class Counsel:

Daniel C. Girard
Girard Sharp LLP
601 California Street, Suite 1400
San Francisco, CA 94108
dgirard@girardsharp.com

If to counsel for the Trustee:

Jeffrey C. Schneider
Levine Kellogg Lehman Schneider & Grossman LLP
201 S. Biscayne Blvd.
22nd Floor, Miami Center
Miami, FL 33131
jcs@lklsg.com

If to counsel for Defendant:

Thomas B. Walsh, IV
Winston & Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, TX 75201
twalsh@winston.com

Gayle I. Jenkins
Winston & Strawn LLP
333 S. Grand Ave., Suite 3800
Los Angeles, CA 90071
gjenkins@winston.com

The notice recipients and addresses designated above may be changed by written notice.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed, by their duly authorized attorneys, as of August 6, 2021.

[SIGNATURE PAGE FOLLOWS]

Dated: August 6, 2021

GIRARD SHARP LLP	WINSTON & STRAWN LLP

By:	/s/ Illegible	By:	/s/ Thomas B. Walsh, IV

Daniel C. Girard	Thomas M. Melsheimer
Jordan Elias	Steven H. Stodghill
Trevor T. Tan	Thomas B. Walsh, IV
Makenna Cox	Rex A. Mann
601 California Street, Suite 1400	2121 N. Pearl Street, Suite 900
San Francisco, CA 94108	Dallas, TX 75201
Telephone: (415) 981-4800	Telephone: (214) 453-6500

Lead Plaintiffs’ Counsel	Gayle I. Jenkins
333 S. Grand Avenue
LEVINE KELLOGG LEHMAN	Los Angeles, CA 90071-1543
SCHNEIDER + GROSSMAN LLP	Telephone: (213) 615-1700

By:	/s/ Illegible	Counsel for Defendant Comerica Bank

Jeffrey C. Schneider
Jason Kellogg
Victoria J. Wilson

Counsel for the Trustee of the Woodbridge Liquidation Trust